Exhibit 99.1

PEPSICO Q1 EARNINGS PER SHARE INCREASES 17% TO 45 CENTS

■	Worldwide volume grew 3%
■	Division net revenues grew 5%, and 6% on a currency neutral basis
■	Division operating profits grew 7%, and 8% on a currency neutral basis, following 14% growth in Q1 2002
■	Total net income grew 13%

PURCHASE, NY (April 17, 2003)—PepsiCo continued to deliver consistent and solid double-digit earnings growth, with earnings per share for the first quarter of 2003 up 17% to $0.45, on a diluted basis.

A reduction in costs relating to the Quaker merger contributed 4 percentage points to the earnings per share increase, and the gain on the sale of Quaker’s Mission pasta business, which was approximately $16 million on an after-tax basis, contributed another 2 percentage points to the increase.

Chairman and Chief Executive Officer Steve Reinemund said: “We’re very pleased with our earnings growth this quarter. All of our divisions contributed to that growth. We faced a tough global macro-economic environment and a difficult comparison with last year’s 16% earnings per share growth in the first quarter. We’re off to a good start on the year with healthy businesses and lots of exciting new products and marketing programs to drive our growth over the balance of the year.”

Information in this release compares 2003 results to 2002 results that were adjusted to reflect PepsiCo’s previously announced reporting changes. To facilitate comparison of this quarter’s growth rates with the adjusted prior year growth rates, the Company has included the adjusted prior year growth rates in the segment summary tables. The adjusted 2002 results are also posted on the Company’s website at www.pepsico.com and were included as an attachment to Form 8-K on April 10, 2003. Please also see the note on presentation at the end of this release.

Summary of Total PepsiCo Results

Total servings of our products sold worldwide increased 3% in the first quarter of 2003. Servings of snacks worldwide grew 3% for the quarter, and worldwide servings of beverages also grew 3%.

Division net revenue grew 5% for the quarter to over $5.5 billion. On a currency neutral basis, total division net revenues rose 6%.

Division operating profit rose 7% to almost $1.2 billion, a strong performance given the comparison with the robust 14% growth in the first quarter of 2002. On a currency neutral basis, total division operating profit increased 8%. Reported total operating profits, which includes merger-related expenses, corporate unallocated expenses and the gain on the sale of Mission pasta, increased 13%.

Total net income grew 13% to $777 million for the quarter, compared to 16% net income growth in the prior year.

Frito-Lay North America (FLNA)

(in millions)

	Q1 2003	Q1 2002	Q1 2003 Growth Rate	Q1 2002 Growth Rate
Net Revenues	$2,028	$1,926	+5%	+7%
Operating Profit	$506	$479	+6%	+12%

Frito-Lay North America is off to a good start this year, with solid 4% pound growth in the first quarter on top of the 6% volume growth in the first quarter of 2002.

Growth in the “Core” salty snack business came primarily from:

•	Cheetos, driven by Twisted Cheetos;
•	Munchies Snack Mix, spurred by the introduction of 3 new flavors;
•	Dips, driven by the introduction of new, convenient Party Bowls; and
•	Baked Doritos, now available in a new Cool Ranch flavor.

Strong “Add More” macro-snack growth was driven principally by Quaker’s Fruit & Oatmeal line-up, including new Toastables, and double-digit growth in Quaker Chewy Granola bars. Across FLNA’s salty and macro-snack business, better-for-you products collectively grew over 25%.

Volume growth was also driven by successful promotions, which, in the first quarter, included two Power of One promotions with PepsiCo’s North American beverage business:

•	Madden’s SuperBowl “Party Bowl”, a joint promotion with Pepsi, and
•	College Hoops, a college basketball promotion with Mountain Dew.

Growth in net revenues of 5% reflects the increased volume, as well as the positive effective net pricing that came from new products and growth in better-for-you products, both of which have a higher net price per pound, and targeted strategic pricing actions.

Operating profits grew 6%, on top of 12% growth in the first quarter of 2002. The growth was driven by volume gains and net price realization, which came in spite of weak sales of single serve products. Operating profits were also impacted by higher energy costs.

FLNA has a very strong line-up of new salty and macro-snack products for the second quarter, including:

•	Re-introduced Ruffles, with new packaging that leverages the “Ruffles Have Ridges” equity;

•	Two new Taste of America flavors of Lay’s—Chicago Loaded Baked Potato and Monterey Pepper Jack;

•	New flavors designed to appeal to ethnic consumers in particular, including Doritos Guacamole and Lay’s Tangy Salsa and Honey & BBQ; and

•	Fritos Waves, a totally new shape of Fritos.

The roll out of Lay’s Stax will be delayed, however, this strong line-up of innovation is expected to more than offset the impact from the delay.

In addition, FLNA will continue to roll out the innovation introduced at the end of Q1, including:

•	The new line-up of Natural products—with Lay’s, Ruffles, Tostitos and Cheetos that are either Natural or Natural and Organic;

•	Quaker Breakfast Squares, a hand held square that gives you all the nutrition of a bowl of oatmeal;

•	Fruit & Oatmeal Toastables—a toaster pastry with real oatmeal crust and real fruit filling, that’s fortified with vitamins and calcium and is also cholesterol-free;

•	Crisp’ums, a munchable chip that provides the sweet-tooth satisfaction of a cookie, but is only 150 calories per serving and is calcium fortified; and

•	Quakes Corn Rings, a lighter snack that has broad appeal and is suitable for all day munching.

FLNA’s marketing calendar for the second quarter is led by promotional activity tied in to the launch of Disney’s Pixar film “Finding Nemo” and NASCAR racing properties in a Power of One promotion with Gatorade.

PepsiCo Beverages North America (PBNA)

(in millions)

	Q1 2003	Q1 2002	Q1 2003 Growth Rate	Q1 2002 Growth Rate
Net Revenues	$1,545	$1,486	+4%	+5%
Operating Profit	$343	$326	+5%	+13%

Total volume for PepsiCo Beverages North America for the first quarter of 2003 increased approximately half a percent, lapping strong 5% growth in the first quarter of 2002. The growth was all organic and reflected 8% volume growth in non-carbonated beverages (non-carbs), offset by carbonated soft drink (CSD) volume, which declined by 2%.

The first-quarter 8% increase in PBNA’s non-carb portfolio was driven by:

•	Continued double-digit growth in Aquafina water;

•	Continued double-digit growth in Gatorade, reflecting strong growth in Gatorade isotonics and the continued success of Propel Fitness Water;

•	Mid single-digit growth in chilled juices, led by Tropicana Pure Premium, which saw a sequential improvement in volume even as Tropicana continued to successfully execute its strategy to close the price gap between every day and promoted prices.

The CSD volume was driven by declines in the Pepsi and Mountain Dew trademarks, both of which were lapping news that drove strong 4% growth in the first quarter of 2002. CSD volume was positively impacted by:

•	Sierra Mist, which increased distribution to over 90% of the U.S., and had strong growth even in markets where it was previously distributed. Sierra Mist has reached a 2 share of CSD’s year to date in measured channels; and

•	Growth in diet CSD’s, led by Diet Pepsi.

Net revenues increased 4% and operating profit increased 5%, in each case due principally to volume and higher effective net pricing.

Going forward, the division has a strong marketing calendar planned for the second quarter, with news in both carbonated and non-carbonated beverages, including:

•	The introduction of Mountain Dew LiveWire, an orange-ignited Mountain Dew that combines the citrus taste of original Mountain Dew with a bold orange flavor;

•	The “Pepsi Play for a Billion” promotion, giving 1,000 consumers the chance to play for $1 billion (with one player guaranteed to win $1 million) live on national TV;

•	CSD package news including:
—	Re-designed graphics for Pepsi, and
—	New consumer preferred packages, including expansion of ½ liter multi-pack offerings;

•	Aquafina in-store merchandising programs, supporting new multi-pack configurations of consumer-preferred packages;

•	Gatorade news, including new flavors of Propel (Peach and Strawberry Kiwi), and the national rollout of the kid-targeted All-Stars package; and

•	Tropicana news including the Northeast regional launch of the 1.75 liter plastic carafe of Tropicana Pure Premium.

Quaker Foods North America (QFNA)

(in millions)

	Q1 2003	Q1 2002	Q1 2003 Growth Rate	Q1 2002 Growth Rate
Net Revenues	$371	$357	+4%	+2%
Operating Profit	$123	$114	+7%	+29%

In the first quarter, Quaker Foods North America volume increased a very strong 5%, led by the breakfast businesses, especially Quaker Oatmeal and Life cereal. The Company’s first ever “Breakfast” promotion, in which Quaker and Tropicana products were promoted together in stores throughout the United States and Canada, drove the strong breakfast growth. Colder weather also contributed to the growth in Oatmeal.

Net revenues increased 4% for the quarter. This growth was stronger than in the previous year, but softer than volume growth due to the increased promotional spending associated with the “Breakfast” promotion and mix. Operating profit increased a very strong 7%, lapping extraordinary 29% growth in the previous year. QFNA’s operating profit growth benefited from lower manufacturing costs.

PepsiCo International (PI)

(in millions)

	Q1 2003	Q1 2002	Q1 2003 Growth Rate	Q1 2002 Growth Rate
Net Revenues	$1,584	$1,508	+5%	+3%
Operating Profit	$225	$202	+12%	+13%

PepsiCo International had solid volume growth in the first quarter, with:

•	International beverage volume up 7% on widespread gains in top markets, including double-digit growth in Brazil, China and India, partially offset by declines in Venezuela (due to the national strike) and Germany (due to the introduction of a one-way deposit requirement); and

•	International snack volume up 3% on strong volume growth at Gamesa, and in Russia and modest growth at Walkers in the UK, partially offset by significant declines in Venezuela, Argentina and Brazil and a very slight decline at Sabritas, in each case relating to the difficult macro-economic situation in those countries.

PepsiCo International net revenues grew 5% in the first quarter, 9% on a currency neutral basis, driven principally by volume, but also by an improvement in effective net pricing, especially in Mexico. PepsiCo International’s 12% first quarter operating profit growth was driven by the positive pricing and by the volume increases. On a currency neutral basis, first quarter operating profits grew a strong 18%.

In the case of both net revenues and operating profits, increases were partially offset by a significant net adverse impact from foreign exchange rates (primarily the Mexican Peso) and poor macro-economic conditions in Latin America and the Middle East.

In the second quarter of 2003, the division has a solid marketing calendar planned. Snack news includes:

•	New products such as Snack Shots and Bits, which are being introduced in Europe, and the expansion of the Lay’s Mediterraneas concept around the world; and

•	Promotional activity such as the Metal Tazos promotion in Mexico and the Beyblades Spinners promotion in the UK and portions of Europe.

Beverage news includes:

•	Continued roll out and expansion of new products such as Pepsi Twist, Mountain Dew and Gatorade;

•	Expansion of new packages, including those to address consumer affordability in emerging markets such as the 200ml bottle in India, and value packs in other markets; and

•	Promotional activity, including the re-stage of 7UP with Fido Dido, the Marvel promotion associated with Mirinda and the Pepsi Soccer and Music promotions.

Corporate

Corporate Unallocated Expense.    Corporate unallocated expenses decreased 9% in the first quarter to $76MM. This decrease reflects the impact of lapping higher expenses in the first quarter of 2002.

Divested Businesses.    The Company realized a one-time gain of $25 million, or approximately $16 million after-tax, on the sale of Quaker’s Mission pasta business.

Equity Income.    Equity income decreased 44% in the first quarter, reflecting the soft performance of Pepsi Bottling Group and PepsiAmericas.

Net Interest.    First quarter net interest expense increased 58% due to higher net debt and lower investment rates than in the previous year.

Shares Outstanding.    The weighted average diluted number of shares outstanding during the first quarter of 2003 decreased 3% to 1,744 million shares, compared to the first quarter of 2002.

Quaker Merger and Realization of Synergies.    The integration of the merger with The Quaker Oats Company continues to proceed as planned. Merger costs of approximately $11 million were incurred versus $36 million in the prior year. The Company is on track to realize its accelerated goal of achieving an aggregate of $400 million in synergies by the end of fiscal year 2004. To the extent incremental synergies become available, they are expected to be judiciously re-invested in growth-driving opportunities.

Miscellaneous

Note on Presentation.    In order to help investors compare our performance in 2003 to our performance in 2002, our historical information was adjusted to reflect the following:

1)	The combination of Pepsi-Cola North America and Gatorade/Tropicana North America into PepsiCo Beverages North America;

2)	The combination of Frito-Lay International and PepsiCo Beverages International into PepsiCo International;

3)	The change in the reporting calendar for the historical Quaker U.S. businesses (Gatorade and Quaker snacks and U.S. Foods) from months to fiscal periods; and

4)	The reclassification of divested businesses from division results to a separate line item. Divested businesses include QFNA’s Mission pasta business, which was sold in 2003, as well as QFNA’s bagged cereal business and FLI’s Colombia and Venezuela food businesses, which were sold in 2002.

Conference Call.    At 11:00 a.m. (Eastern time) today, management will host a conference call with investors to discuss first quarter results and our outlook for full year 2003. For details, visit our site on the Internet at www.pepsico.com.

Cautionary Statement

This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. Please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, for a discussion of specific risks that may affect our performance.

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PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement of Income

(in millions except per share amounts)

	12 Weeks Ended
	3/22/03	3/23/02
	(unaudited)

Net Revenue	$5,530	$5,311

Cost and Expenses
Cost of sales	2,534	2,430
Selling, general and administrative expenses	1,819	1,816
Amortization of intangible assets	30	28
Merger-related costs	11	36

Total Operating Profit	1,136	1,001

Bottling Equity Income	15	27
Interest Expense	(37)	(31)
Interest Income	7	12

Income Before Income Taxes	1,121	1,009

Provision for Income Taxes	344	320

Net Income	$777	$689

Diluted
Net Income Per Common Share	$0.45	$0.38
Average Shares Outstanding	1,744	1,801

PepsiCo, Inc. and Subsidiaries

Supplemental Financial Information

(in millions)

	12 Weeks Ended
	3/22/03	3/23/02
	(unaudited)
Net Revenue

Frito-Lay North America	$2,028	$1,926
PepsiCo Beverages North America	1,545	1,486
Quaker Foods North America	371	357
PepsiCo International	1,584	1,508

Division Net Revenue	5,528	5,277
Divested Businesses	2	34

Total Net Revenue	$5,530	$5,311

Operating Profit

Frito-Lay North America	$506	$479
PepsiCo Beverages North America	343	326
Quaker Foods North America	123	114
PepsiCo International	225	202

Division Operating Profit	1,197	1,121
Divested Businesses	26	—
Corporate Unallocated	(76)	(84)
Merger-related costs	(11)	(36)

Total Operating Profit	$1,136	$1,001

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(in millions)

	12 Weeks Ended
	3/22/03	3/23/02
	(unaudited)
Cash Flows - Operating Activities
Net income	$777	$689

Adjustments
Depreciation and amortization	256	230
Merger-related costs	11	36
Cash payments for merger-related costs and restructuring charges	(48)	(27)
Bottling equity income, net of dividends	(14)	(25)
Deferred income taxes	(2)	1
Other noncash charges and credits, net	43	67
Net change in operating working capital	(528)	(243)
Other, net	(73)	(36)

Net Cash Provided by Operating Activities	422	692

Cash Flows - Investing Activities
Capital spending	(305)	(187)
Sales of property, plant & equipment	5	24
Acquisitions and investments in unconsolidated affiliates	(10)	(37)
Divestitures	46	—
Short-term investments	(83)	(83)
Snack Ventures Europe consolidation	—	39

Net Cash Used for Investing Activities	(347)	(244)

Cash Flows - Financing Activities
Proceeds from issuances of long-term debt	20	7
Payments of long-term debt	(349)	(105)
Short-term borrowings	17	77
Cash dividends paid	(260)	(256)
Share repurchases - common	(295)	—
Share repurchases - preferred	(3)	(14)
Proceeds from exercises of stock options	74	198

Net Cash Used for Financing Activities	(796)	(93)

Effect of Exchange Rate Changes	9	5

Net (Decrease)/Increase in Cash and Cash Equivalents	(712)	360

Cash and Cash Equivalents - Beginning of year	1,638	683

Cash and Cash Equivalents - End of quarter	$926	$1,043

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in millions)

	3/22/03	12/28/02
	(unaudited)
Assets
Cash and cash equivalents	$926	$1,638
Short-term investments, at cost	292	207
Other current assets	4,969	4,568

Total Current Assets	6,187	6,413

Property, plant and equipment, net	7,443	7,390
Amortizable intangible assets, net	809	801
Nonamortizable intangible assets	4,396	4,418
Investments in unconsolidated affiliates	2,573	2,611
Other assets	1,830	1,841

Total Assets	$23,238	$23,474

Liabilities and Shareholders’ Equity
Short-term borrowings	$241	$562
Current liabilities	5,276	5,490
Long-term debt	2,202	2,187
Other liabilities	4,283	4,226
Deferred income taxes	1,710	1,718
Preferred stock, no par value	41	41
Repurchased preferred stock	(51)	(48)
Common Shareholders’ Equity	9,536	9,298

Total Liabilities and Shareholders’ Equity	$23,238	$23,474